SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
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                                    FORM 15

          Certification and Notice of Termination of Registration under
      Section 12(g) of the Securities Exchange Act of 1934 or Suspension of
                Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                         Commission File Number 1-8881

                                  SBARRO, INC.
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               (Exact name of registrant as specified in charter)


                              401 Broadhollow Road
                            Melville, New York 11747
                                 (516) 715-4100
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                          Common Stock, $.01 par value
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)    [  X  ]      Rule 12h-3(b)(1)(ii)    [    ]
          Rule 12g-4(a)(1)(ii)   [     ]      Rule 12h-3(b)(2)(i)     [    ]
          Rule 12g-4(a)(2)(i)    [     ]      Rule 12h-3(b)(2)(ii)    [    ]
          Rule 12g-4(a)(2)(ii)   [     ]      Rule 15d-6              [    ]
          Rule 12h-3(b)(1)(i)    [  X  ]

     Approximate number of holders of record as of the certification or notice date: Four

     Pursuant to the requirement of the Securities Exchange Act of 1934, Sbarro, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  October 7, 1999

                                  SBARRO, INC.


                                  By:  /s/ Robert G. Rooney
                                       -----------------------------------------
                                       Robert G. Rooney,
                                       Vice President-Finance and
                                       Chief Financial Officer